Exhibit 8.1

May 28, 2021	1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES
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Matterport, Inc.

352 East Java Drive

Sunnyvale, CA 94089

Re:	Material U.S. Federal Income Tax Consequences for Holders of Matterport Stock

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Matterport, Inc., a Delaware Corporation (“Matterport”), in connection with the transactions contemplated by the agreement and plan of merger, dated as of February 7, 2021 (as amended or modified from time to time, the “Merger Agreement”), by and among Gores Holdings VI, Inc., a Delaware corporation (the “Company”), Maker Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, Maker Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company, and Matterport (the “Business Combination”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

In connection with the transactions contemplated by the Business Combination, you have requested our opinion regarding the potential qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Code, and of the material U.S. federal income tax consequences of the Mergers.

This opinion is being delivered in connection with the Registration Statement (File No. 333-255050) of the Company on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letter of Matterport, dated as of today, and the representation letter of the Company, dated as of today, each delivered to us for purposes of this opinion (the

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“Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of our opinion, we have assumed, with your permission that (i) the Business Combination will be consummated in the manner described in the Registration Statement and the Merger Agreement (ii) the statements concerning the Business Combination set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times, (iii) the representations made by Matterport and the Company pursuant to the Representation Letters are true, complete and correct and will remain true, complete and correct at all times and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or based on the “belief of” Matterport or the Company, or otherwise similarly qualified, are true, complete and correct and will remain true, complete and correct at all times, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Matterport and the Company referred to above, which we have assumed will be true at all times.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Under the terms of the Merger Agreement, Matterport Holders are eligible to receive Earn-Out Shares based on the occurrence of certain contingencies during the period beginning on the 180th day following the closing of the Business Combination and ending on the fifth anniversary of such date. In Revenue Procedure 84-42, the Internal Revenue Service issued guidance setting forth the conditions under which it will issue rulings that stock received in connection with contingent stock arrangements as part of a reorganization may be received on a tax-deferred basis. The contingent stock arrangements contemplated in connection with the Earn-Out Shares meet the conditions set forth in Revenue Procedure 84-42, with one exception – the condition that all stock in the transaction be issued within 5 years from the date of the transfer of assets in connection with the applicable reorganization. However, Revenue Procedure 84-42 does not purport to establish legal requirements for contingent stock arrangements to qualify for tax-deferred treatment, and available case law supports the position that the Earn-Out Shares should be eligible to be received on a tax-deferred basis in connection with the Mergers. For example, in Carlberg v. United States, 281

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F.2d 507 (8th Cir. 1960), the Eighth Circuit Court of Appeals ruled in favor of the taxpayer in connection with a contingent stock arrangement that had a term of 10 years. In Hamrick v. Commissioner, 43 T.C. 21 (Tax Court 1964), the court ruled in favor of the taxpayer in a contingent stock arrangement with a term of 7 years. See also Letter Ruling 9024006 (ruling favorably on escrow arrangement with a 10-year escrow term).

A portion of Earn-Out Shares (if any) actually received by a Matterport Holder that is a U.S. Holder is, pursuant to Section 483 of the Code, subject to characterization as ordinary interest income for U.S. federal income tax purposes. In addition, the IRS has ruled in Rev. Rul. 66-365, 1966-2 C.B. 116, that a Matterport Holder that is a U.S. Holder that receives cash in lieu of a fractional share of Class A Stock in connection with the Mergers will be treated as having received such fractional share in the Merger and having sold it for cash, in which case such U.S. Holder will recognize gain or loss equal to the difference between the cash received and such holder’s basis in the fractional share of Class A Stock. Matterport Holders that are Non-U.S. Holders may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earn-Out Shares treated as imputed interest, and may be subject to tax on any gain realized as a result of the receipt of cash in lieu of a fractional share of Class A Stock if such gain is effectively connected with a U.S. trade or business of such holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that it is our opinion that the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that, although the matter is not free from doubt, except as described above with respect to cash received in lieu of fractional shares and Earn-Out Shares potentially subject to treatment as imputed interest, the Matterport Holders should not recognize gain or loss as a result of the exchange, pursuant to the Mergers, of their Matterport Stock for shares of Class A Stock and the Earnout Right.

This opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do

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not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP